UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 31, 2006

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

	000-13468

		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about February 20, 2006.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2 and 5, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JANUARY 30, 2006

1.                                      As of mid January 2006, work stoppages have taken place at several major European ports.  Given that these labor disruptions are short term in nature, is this more a matter of minor freight delays versus material freight diversions?  At what point in time do port work stoppages result in major headaches for a forwarder?  Can Expeditors provide further color on the current labor situation and EU legislation that could open up these ports to competition.  Are there more work stoppages on the horizon?

We don’t seem to have been affected in a major way by the work stoppages.  Inconvenienced—sure, but not much more than that.  In general, labor stoppages become a headache for forwarders from minute one.  How long the thing lasts and what the nature of the shut down is determines how long that headache will last.  The headache involved in untangling things can extend long after the work stoppage is over.

We’ll defer commenting on the particulars of any specific labor situation.  When the stoppage is over, they all go back to work, but what we write here might linger on.

As for EU legislation that could open the ports to competition, we will say that we’ve always believed that we work better in a competitive environment.  We also believe that customers are ultimately best served when competition is allowed to set the standards of the market place.  We realized, however, that we’re looking at this issue from our own vantage point and there may be countervailing arguments to the contrary which we would not consider because we didn’t understand.

It isn’t actually up to us to determine these matters, our opinions about competition and the EU not withstanding.  These are matters for the Europeans to decide. It is our job to make the frustrations of local regulations as transparent as possible for our customers.  Every port, European or otherwise, has some degree of entrenched infrastructure that, over time, has been able to build up walls of protectionism.  In our view, the less the better, no matter what the geography.

2.                                      Can you provide an update on year-over-year airfreight and ocean freight volume growth as well as gross yield trends during December 2005 and into the seasonally slow beginning of the new year?

On a year-over-year basis, ocean freight container counts were up nearly 15% in December 2005 while airfreight tonnages were up 21% over the amount recorded in December 2004.

The very beginning of a year is not axiomatically slow and to automatically assume that this will be true, and to make statements to that effect in asking about January 2006 perpetuates a great solecism.

3.                                      If you consider all of the international air freight moved into the U.S. by Expeditors, what percent of the freight moves through Expeditors’ gateway cities and how many gateway cities are there?

As of the end of 2005, our major inbound air gateways are Los Angeles, Chicago, New York, Atlanta, Miami, and Columbus.  With respect to U.S. destinations, approximately 80% of our inbound airfreight will move through these gateways.

4.                                      Looking at 2005, what proportion of the new business is associated with new customers as opposed to expanded business with existing customers?

We don’t track this statistic in part because it would be difficult to quantify and because the act of quantification would shift our focus in a slightly undesirable direction.  The reason the number would be hard to quantify is that it is a difficult distinction to make and any attempt we would make would most probably be subjective and fraught with assumptions.

In terms of focus, it is much better to concentrate on getting and retaining all the desirable business that we can, irrespective of the source.  Sometimes getting new freight from an existing customer is a greater effort and requires greater salesmanship than getting freight from a new customer.  In other cases, the opposite is true.  What we want to keep in mind is that more is better.

5.                                      Are you now in a position to comment on the magnitude of the tax benefit, if any, to Expeditors as a result of the repatriation opportunity in the American Jobs Creation Act?

The American Jobs Creation Act was a tax measure signed by President Bush in the later days of the election campaign of 2004 with little fanfare.  One provision of this measure allowed U.S. multi-national corporations a one-time election, valid for either 2004 or 2005, to repatriate previously untaxed offshore earnings and exempt 85% of the qualifying amount from additional U.S. taxation.  To qualify, the electing company needed to adopt a plan to reinvest the cash repatriated in job producing activities in the domestic economy.

Jean-Baptiste Colbert, the finance minister to the free spending Sun King, Louis XIV is said to have explained that “[t]he art of taxation consists in so plucking the goose as to obtain the largest possible amount of feathers with the smallest possible amount of hissing.”  In an election year, the hissing no doubt needs to be almost non-existent and needless to say this 2004 election year tax election was a pretty good deal.

Before we explain much more, the answer to your specific question is that Expeditors expects to record a one-time tax benefit from IRC 965 of approximately $21.6 million in our fourth quarter 2005 tax provision.  The balance of this answer will explain some of what we needed to do in order to qualify to take advantage of this provision.   We will also take the time to once again explain why taxes around here are different than they are elsewhere.  What follows is also necessarily U.S.-centric.  For example, we usually try to avoid words like “foreign” around here, because what is foreign to you is no doubt very domestic to somebody else.   But this is a U.S. tax discussion and “foreign” isn’t foreign to the U.S. tax code.

The basic rate of U.S. corporate taxation is currently 35%.  This means that if something is going to be 85% exempt from the corporate tax, the effective face rate of taxation would then seem to be 5.25% (100-85 x .35 = .0525).  Simple enough, but when have taxes ever been simple?   In fact, the only way a U.S. corporation would pay 5.25% on a repatriation from a non-U.S. subsidiary would be if the offshore earnings had attracted no prior foreign taxation.

While a U.S. individual taxpayer pays taxes on worldwide earnings in the year they were earned, U.S. corporations do not pay taxes on the income of foreign operating subsidiaries until the year in which that income is repatriated into the U.S.  Leave the earnings overseas forever and you will avoid U.S. taxation on those earnings for eternity.  In recognition of this fact, GAAP accounting for income taxes does not require a company to record U.S. income tax expense for earnings that will be permanently reinvested offshore.

Any publicly traded company that is reporting a GAAP tax rate of less than 35% is either not incorporated in the states or has elected to permanently retain their foreign earnings offshore.   Expeditors provides full U.S. GAAP tax expense on all of our worldwide earnings and this fact makes our reported after tax earnings of a different quality than most of our U.S.-based competition.   This costs us more, but we feel that full taxation is an inevitable cost of doing business.  We like reporting quality earnings and taxation is just an inevitable by-product of making money.  We don’t hiss, but we don’t pretend that we aren’t being plucked either.   There are other benefits to doing taxes the way we do, but listing them wouldn’t get us closer to being done with your question.

The important point here is that we are recognizing a tax benefit from the American Jobs Creation Act because we provide full taxation on our foreign earnings.  Any company that was playing the permanently reinvested game, would be reporting some additional book expense.  To fully explain this statement requires a brief trip into the world of the foreign tax credit, but this detour will also bring us full circle as this will also explain why our total tax cost from the repatriation was more than the 5.25% we expected above.

It should not come as a big surprise that every country we operate in imposes some form of corporate income taxation on our operations.  Plucking is a universal phenomenon, but to keep the hissing down, the U.S. tax code takes this into account by allowing a tax credit on taxable foreign earnings in an amount equal to the applicable U.S. tax rate.  Any excess foreign tax can be applied to like kind earnings in the current or future tax years.

When we repatriated foreign earnings in 2005 and then excluded 85% of those that qualified, we had to adjust our available foreign tax credits available by excluding 85% of those, as well.  Excluding these foreign tax credits along with the income increased the effective cost of repatriating this income beyond the nominal 5.25% face rate.  In the end, our tax cost was slightly over 14% on total qualifying cash dividends of just over $105 million.

A careful reader will have noted that in several places we have used the phrase “qualified” or “qualifying” cash dividends.   This is a shorthand way of describing the hoops that a taxpayer has to jump through in order to take advantage of the one-time election.  These hoops included a requirement that the dividend had to be out of the ordinary as the amount had to exceed the average of the dividends reported on three of five tax years ending on or before June 30, 2003.  The three years were chosen by excluding the highest and lowest dividend amounts from these five years.   Our base period amount using this test was slightly in excess of $43 million.

We then had to adopt a plan for the use of the dividend proceeds which would further the purpose of the law: creating additional jobs in the U.S.  We did this by identifying real estate development projects that will allow us to expand our U.S. operations.  The plan had to be adopted before any of the qualifying cash came into the country.  Our plan calls for capital expenditures of around $150 million over the next three or so years, but as we stated above the total amount of qualifying cash came to just over $105 million.

So, if you have actually read through all of this, you will understand our fourth quarter tax expense when we report our numbers on Tuesday, February 14, 2006.  You won’t be the one to ask what happened, nor will you need to ask what this means for our tax rate going forward.  The answer to this last question is “nothing” as the plucking must go on.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

January 31, 2006	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

January 31, 2006	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer